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                                                                      Exhibit 12

                              P&L COAL HOLDINGS CORPORATION
                           Ratio of Earnings to Fixed Charges
                                     (in thousands)

                                                                                           Twelve          Six
                                                     From        Period     Fiscal Year     Months        Months
                                                    May 20,    From April      Ended        Ended          Ended
                                       Total         1998 to   1, 1998 to   ----------    ----------    -----------
                                       Fiscal       March 31,    May 19,     March 31,     March 31,     March 31,
                                        1999          1999        1998         1998          1997           1997
                                      ---------    ---------    ---------   ----------    ----------    -----------
Income (Loss) Before Income Taxes     $  25,960    $  21,143    $   4,817    $ 250,529    $(702,286)    $  85,985
Interest Expense                        180,327      176,105        4,222       33,635       54,643        24,700
Interest Portion of Rental Expense       19,838       17,318        2,520       18,910       16,000         8,002
                                      ---------    ---------    ---------    ---------    ---------     ---------
Adjusted Earnings (Loss)              $ 226,125    $ 214,566    $  11,559    $ 303,074    $(631,643)    $ 118,687
                                      =========    =========    =========    =========    =========     =========
Interest Expense                      $ 180,327    $ 176,105    $   4,222    $  33,635    $  54,643     $  24,700
Interest Portion of Rental Expense       19,838       17,318        2,520       18,910       16,000         8,002
                                      ---------    ---------    ---------    ---------    ---------     ---------
Adjusted Fixed Charges                $ 200,165    $ 193,423    $   6,742    $  52,545    $  70,643     $  32,702
                                      =========    =========    =========    =========    =========     =========
Ratio of Earnings to Fixed Charges         1.13         1.11         1.71         5.77           --          3.63
                                      =========    =========    =========    =========    =========     =========

                                               Fiscal Years Ended
                                                  September 30,
                                       ------------------------------------
                                          1996          1995         1994
                                       ----------    ---------    ---------
Income (Loss) Before Income Taxes      $(702,467)    $ 192,739    $  86,943
Interest Expense                          62,526        58,355       63,404
Interest Portion of Rental Expense        17,069        14,981       13,637
                                       ---------     ---------    ---------
Adjusted Earnings (Loss)               $(622,872)    $ 266,075    $ 163,984
                                       =========     =========    =========
Interest Expense                       $  62,526     $  58,355    $  63,404
Interest Portion of Rental Expense        17,069        14,981       13,637
                                       ---------     ---------    ---------
Adjusted Fixed Charges                 $  79,595     $  73,336    $  77,041
                                       =========     =========    =========
Ratio of Earnings to Fixed Charges            --          3.63         2.13
                                       =========     =========    =========